Exhibit 99.1

CITI TRENDS ANNOUNCES SECOND QUARTER 2011 RESULTS

Second quarter sales increased 0.9%; comparable store sales decreased 11.9%

Second quarter 2011 loss per share of $0.69 compared with $0.04 loss last year

SAVANNAH, GA (August 17, 2011) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the second quarter of fiscal 2011.

Financial Highlights — Second quarter ended July 30, 2011

Total sales in the second quarter ended July 30, 2011 increased 0.9% to $130.2 million compared with $129.0 million in the second quarter ended July 31, 2010.  Comparable store sales decreased 11.9% in this year’s second quarter.

Net loss was $10.0 million, or $0.69 per diluted share, in the second quarter of 2011, compared with a net loss of $0.6 million, or $0.04 per diluted share, in last year’s second quarter.  The increase in this year’s net loss was a result of the negative comparable store sales and a related need to take clearance markdowns.  In addition, non-cash impairment expense totaling $1.6 million was recorded in the second quarter of 2011 related to the property and equipment at 21 underperforming stores, and selling, general and administrative expenses include $0.6 million of expenses incurred in connection with the previously announced closing of the Savannah, Georgia distribution center.

The Company opened 9 stores, and relocated or expanded 4 others in the second quarter of 2011, reaching a total store count of 482 at the end of the quarter.  In addition, 10 stores were converted to the new Citi Lights format in the quarter.

Financial Highlights — First half ended July 30, 2011

Total sales in the first half of fiscal 2011 increased 2.9% to $319.4 million compared with $310.4 million in the first half of fiscal 2010.  Comparable store sales decreased 8.9% in the first half of this year.  Net income decreased to $2.1 million compared with $11.9 million in last year’s first half.  Earnings per diluted share were $0.14 in the first half of 2011 compared with $0.82 in 2010’s first half.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2901.  A replay of the conference call will be available until August 24, 2011, by dialing (402) 977-9140 and entering the passcode, 21533196.  The live broadcast of the quarterly conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/events.cfm, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and continue through August 24, 2011.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends.  The Company’s responses to questions,

as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  After opening 4 stores thus far in August 2011, the Company currently operates 486 stores located in 27 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	David Alexander
	Chief Financial Officer	President and Chief Executive Officer
	(912) 443-2075	(912) 443-3924

CITI TRENDS, INC.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	July 30, 2011	July 31, 2010
	(unaudited)	(unaudited)
Net sales	$130,233	$129,042
Cost of sales	86,781	80,762
Gross profit	43,452	48,280
Selling, general and administrative expenses (1)	50,688	44,426
Depreciation and amortization	6,351	4,769
Asset impairment	1,609	—
Loss from operations	(15,196)	(915)
Interest income	65	44
Interest expense	(6)	(5)
Loss before income tax benefit	(15,137)	(876)
Income tax benefit	(5,106)	(309)
Net loss	$(10,031)	$(567)

Basic net loss per common share	$(0.69)	$(0.04)
Diluted net loss per common share	$(0.69)	$(0.04)

Weighted average shares used to compute basic net loss per share	14,596	14,515
Weighted average shares used to compute diluted net loss per share	14,596	14,515

	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	July 30, 2011	July 31, 2010
	(unaudited)	(unaudited)
Net sales	$319,401	$310,448
Cost of sales	200,880	189,778
Gross profit	118,521	120,670
Selling, general and administrative expenses (1)	101,760	92,876
Depreciation and amortization	11,935	9,519
Asset impairment	1,609	—
Income from operations	3,217	18,275
Interest income	119	99
Interest expense	(10)	(9)
Income before income tax expense	3,326	18,365
Income tax expense	1,264	6,483
Net income	$2,062	$11,882

Basic net income per common share	$0.14	$0.82
Diluted net income per common share	$0.14	$0.82

Weighted average shares used to compute basic net income per share	14,575	14,486
Weighted average shares used to compute diluted net income per share	14,585	14,510

(1) Includes $615 of expenses incurred in connection with the closing of a distribution center.

CITI TRENDS, INC.

CONDENSED BALANCE SHEETS (unaudited)

(in thousands)

	July 30, 2011	July 31, 2010
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$49,496	$84,636
Short-term investment securities	—	3,148
Inventory	122,313	107,556
Prepaid and other current assets	17,846	16,742
Assets held for sale	1,415	—
Property and equipment, net	94,132	73,434
Long-term investment securities	19,968	—
Other noncurrent assets	4,671	4,849
Total assets	$309,841	$290,365

Liabilities and Stockholders’ Equity:
Accounts payable	$61,555	$58,942
Accrued liabilities	27,179	24,685
Other current liabilities	1,669	1,909
Noncurrent liabilities	10,750	9,253
Total liabilities	101,153	94,789

Total stockholders’ equity	208,688	195,576
Total liabilities and stockholders’ equity	$309,841	$290,365